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                                                                    EXHIBIT 3.1

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 04:30 PM 10/23/1995
                                                       950244283 - 2168131

                         CERTIFICATE OF AMENDMENT OF
                       CERTIFICATE OF INCORPORATION OF
                      MEDICIS PHARMACEUTICAL CORPORATION

                       (PURSUANT TO SECTION 242 OF THE
              GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)


        Medicis Pharmaceutical Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST: That the Certificate of Incorporation of the Corporation is hereby amended as follows:

        a. By deleting existing Article IV, Section 1 thereof and substituting in lieu of said Article IV, Section 1, the following:

                                  Article IV

                Section 1.   Authorized Shares

                The total number of shares of all classes which the Corporation is authorized to issue is 15,125,322 consisting of 10,000,000 shares of Class A Common Stock, par value $.014 per share ("Class A Common Stock"), 125,322 shares of Class B Common Stock, par value $.014 per share ("Class B Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). In connection with the amendment of the Certificate of Incorporation establishing this Section 1, no fractional shares of Class A Common Stock or Class B Common Stock shall be authorized or outstanding and the Board of Directors is hereby expressly authorized to make adjustments to outstanding shares in such manner as the Board of Directors shall determine to be in the interests of the Corporation so that no fractional shares result from such amendment.

        b. By deleting existing Article IX thereof and substituting in lieu of said Article IX the following:

                                  Article IX

                The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the Bylaws of the Corporation. The directors of the Corporation shall be divided into three classes, the number of directors fixed by the By-laws of the corporation being
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         divided equally so far as possible among the three classes; provided, however, in no event shall the number of directors be less than three. The term of office of one class of the directors elected at the 1995 annual meeting of stockholders shall expire at the next succeeding annual meeting of stockholders, the term of office of one class of the directors elected at the 1995 annual meeting of stockholders shall expire at the second succeeding annual meeting of stockholders and the term of office of one class of the directors elected at the 1995 annual meeting of stockholders shall expire at the third succeeding annual meeting of stockholders, and at each annual meeting of stockholders after the 1995 annual meeting of stockholders, the directors to be elected at such annual meeting shall be elected for a full term of three years to succeed those whose terms then expire. In case of any change in the number of directors, the increase or decrease shall be apportioned among the several classes as nearly equally as is possible and any additional director resulting from an increase shall be elected, and any director elected to fill a vacancy in the Board in each case resulting from the death, disability, resignation or removal of a director shall be elected for a term of office which shall be the same as the term office of the other directors of the class of directors of which such director is a member. In no case shall a decrease in the number of directors shorten the term of office of any incumbent director. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of director shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

                Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article IX and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this
         Article IX, in each case unless expressly provided by such terms

                Any director elected by the stockholders or by the Board of Directors to fill a vacancy may be removed only for cause by the affirmative vote of the holders of a majority of all the shares of stock of the Corporation outstanding and entitled to vote for the election of directors, given at a duly called annual or special meeting of stockholders.

        SECOND: That said amendments have been duly adopted by the stockholders of the Corporation at a meeting duly held in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

        THIRD: That said amendments have been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Medicis Pharmaceutical Corporation has caused this Certificate of Amendment to be signed by Jonah Shacknai, its Chairman of the Board and Chief Executive Officer, on this 23rd day of October, 1995.


                                   MEDICIS PHARMACEUTICAL CORPORATION

                                   By: /s/ Jonah Shacknai
                                      -----------------------------------
                                              Jonah Shacknai
                                        Chairman of the Board and
                                         Chief Executive Officer